Exhibit 10.13

December 30, 2001

Mr. Garrett Sullivan
c/o Applied Digital Solutions, Inc.
400 Royal Palm Way, Ste. 410
Palm Beach, FL 33480

Dear Garrett:

        Reference is made to your Employment Agreement, dated March 23, 1999, between you and Applied Digital Solutions, Inc. (f/k/a Applied Cellular Technology, Inc.) (“ADS”), as modified from time to time, including by the letter agreement, dated December 31, 2001 (the “Employment Agreement”).

1.	Your retirement as an officer and director of ADS and all of its subsidiaries is accepted, effective December 31, 2001.
2.	All of your outstanding options to acquire common stock of ADS or any of its subsidiaries shall vest on the date hereof and shall remain outstanding for the term of the respective options. All of such options and the shares underlying them, shall be included in registration statements at the same time and to the same extent as then current officers of ADS.
3.	ADS shall have no further payment obligations under the Employment Agreement except as set forth herein. Without limiting the generality of the foregoing, after December 21, 2001 (the final payday of the year), ADS shall not be required to make the remainder of the four years’ of payments as provided in the Employment Agreement. Notwithstanding the foregoing, you shall be issued the stock certificate representing the shares of stock earned during the fourth quarter of 2001 and the first payroll of 2002 in accordance with the letter agreement between ADS and you dated July 5, 2001.
4.	Until December 31, 2005, Paragraph 24 of Employment Agreement (regarding Change of Control) shall remain in effect.
5.	Until December 31, 2005, ADS shall provide to you family medical and dental coverage comparable to the coverage that is provided to senior executives of ADS.
6.	Within 3 weeks of the date hereof, ADS will issue to you 2,500,000 shares of ADS’s common stock (the “Shares”), which Shares are unvested and, until vested, subject to forfeiture as set forth herein. The shares shall become vested on the Effective Date (as defined below). Once vested, the Shares are not subject to forfeiture. You agree to deposit the Shares in a new brokerage account formed by you and agree to cause the broker to provide ADS with copies of the monthly statements for such account.
7.	It is the intention of the parties that you assist in the transition of your work duties by being available to answer questions regarding your ADS work duties. The questions regarding your work duties shall include, but not he limited to, questions that will assist ADS in preparing and filing its securities filings. If, until the Effective Date, you do not make yourself available, at no cost to ADS (other than out-of-pocket expense reimbursement), at least 20 hours per week, to answer questions related to the transition of your ADS work duties, then ADS may demand (by written notice to you) a cure. You shall have 21 days to cure and make yourself available for at least 20 hours per week to answer questions related to your ADS work duties. If you fail to cure as provided, your Shares will be forfeited and you agree to return any certificates representing the Shares to ADS. Upon your return of the Shares, this Agreement shall be voided as if it were never entered into and the prior agreement between you and ADS shall revert as of such date (without any back payments).
8.	The provisions of Paragraph 13 (nondisclosure; return of records) of your Employment Agreement shall remain in full force and effect.
9.	As used herein the “Effective Date” shall mean the later of: February 28, 2002 or the date on which the registration statement on Form S-1 (filed by ADS in December, 2001) is declared effective by the Securities and Exchange Commission.
10.	Within 60 days of December 31, 2002, you may send ADS a notice (the “Price Protection Notice”) setting forth the number of shares sold and the gross sales proceeds for such shares (the “Sold Share Proceeds”). If the Sold Share Proceeds for such shares is less than the Target Amount (as defined below) then ADS shall issue you shares having a value (based on the average closing price for the last 10 trading days of 2002) equal to the shortfall between the Sold Share Proceeds and the Target Amount. Such issuance will be promptly following receipt of the Price Protection Notice, and such shares will be included in an appropriate registration statement, filed with the SEC within 90 days of the Price Protection Notice. ADS will use its best efforts to have such registration statement declared effective and remain effective for at least one year. The “Target Amount” shall equal $1,250,192 multiplied by the percentage of Shares sold. By way of example only, if you were to sell 75% of the Shares, and the gross proceeds for such sold shares was $900,000, then your notice would request, and ADS would be obliged to issue to you, shares having a value of $37,644.
11.	YOU ACKNOWLEDGE THAT BY AGREEING TO THIS YOU ARE EXCHANGING APPROXIMATELY FOUR YEARS' OF CASH SALARY AND OTHER PAYMENTS IN EXCHANGE FOR THE CONSIDERATION SET FORTH HEREIN. YOU HAVE BEEN GIVEN THE OPPORTUNITY TO SEEK LEGAL AND OTHER COUNSEL.
12.	ADS agrees to register the Shares with the Securities and Exchange Commission in the next appropriate registration statement filed by it, which filing will in no event be more than 90 days following the date hereof. ADS will use its best efforts to have the registration statement declared effective and remain effective for at least one year.
13.	You represent:
(1)	The Shares to be received by you hereunder will be acquired for your own account, not as nominee or agent, for investment purposes and not with a view to, or for offer or sale in connection with directly or indirectly, any distribution in violation of the Securities Act of 1933, as amended, or any other applicable securities law (“Securities Act”).
(2)	You are not a registered broker dealer or engaged in the business of being a broker dealer.
(3)	You acknowledge (i) that you can bear the economic risk and complete loss of your investment in the Shares and have such knowledge and experience in financial or business matters that you are capable of evaluating the merits and risks of the investment contemplated hereby, and (ii) that there may be material adverse nonpublic information regarding the ADS that could affect the value of the Shares.
(4)	You are an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

If the foregoing accurately reflects your understanding of the agreement between ADS and you, please sign this letter and return it to the undersigned, whereupon it will become a binding agreement between ADS and you.

Very truly yours, APPLIED DIGITAL SOLUTIONS, INC.
	By:	/s/ Richard J. Sullivan
Richard J. Sullivan Chairman and CEO
Agreed to and accepted:
/s/ Garrett A. Sullivan
Garrett A. Sullivan